UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2005

WESCO International, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 001-14989

Delaware (State or other jurisdiction of incorporation or organization)	25-1723342 (IRS Employer Identification No.)

225 West Station Square Drive Suite 700 Pittsburgh, Pennsylvania 15219 (Address of principal executive offices)	(412) 454-2200 (Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

      The information in this Current Report is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

      On April 21, 2005, WESCO issued a press release announcing its earnings for the first quarter of 2005. A copy of the press release is attached hereto.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 21, 2005	WESCO International, Inc.

(Date)

/s/ Stephen A. Van Oss

Stephen A. Van Oss
Senior Vice President, Chief Financial and Administrative Officer

NEWS RELEASE WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Reports 2005 First Quarter Results
Record First Quarter Sales, Sales Growth
Record First Quarter Operating Profit

Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com

Pittsburgh, PA, April 21, 2005 – WESCO International, Inc. [NYSE:WCC], a leading provider of electrical MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced its 2005 first quarter financial results.

Stephen A. Van Oss, Senior Vice President and Chief Financial and Administrative Officer, stated, “Sales increased 17% over the first quarter of 2004 and were a record for the Company, reflecting the continued effectiveness of our organic growth initiatives. Productivity gains from our LEAN programs combined with higher sales resulted in lowering our SG&A expense rate by 90 basis points and produced a 47% improvement in operating profit. We believe we are on track to deliver on our target of improving operating profit rates by two full percentage points over the next 36 months.”

Net sales for the first quarter of 2005 were $990.9 million compared to $847.8 million in 2004, an increase of 17%. Gross profit increased 15% to a record level of $185.2 million for the first quarter of 2005 from $160.9 million in 2004. Gross margins declined to 18.7% from 19.0% in 2004 primarily due to sales mix. Operating income for the current quarter improved by 47% to $38.6 million from $26.3 million in last year’s comparable quarter. Depreciation and amortization included in operating income was $3.9 million in 2005’s first quarter versus $5.0 million in 2004. Net income in 2005’s first quarter was $11.3 million, and included an after-tax charge of $6.5 million associated with the repurchase of $123.8 million of the Company’s senior subordinated notes, compared to $9.7 million in 2004. Earnings per share in the current quarter were $0.23 per share, the same as the first quarter of 2004.

Mr. Van Oss continued, “During the quarter, we strengthened our capital structure by redeeming $124 million of the outstanding and callable Senior Subordinated Notes utilizing $100 million of proceeds from our December equity offering and low-cost debt from existing credit lines. This redemption resulted in a non-recurring charge of $6.5 million or $0.13 per share, most of which is a non-cash charge. The reduction in interest costs going forward improves the Company’s cash flow and is slightly accretive to earnings per share.”

Chairman and CEO, Roy W. Haley, commented, “WESCO’s sales strategy and high levels of organizational productivity continue to be very effective as evidenced by another outstanding financial performance. Strong sales and operating margin improvements are the result of continued operations and administrative execution across all segments of the Company. For the quarter, sales per employee per workday increased 16% to an annual rate of $732,000, a record for the Company. We are well positioned in the market, and our strategy of growth through multiple sales channels is working.”

Mr. Haley continued, “The current outlook for economic activity continues to suggest favorable results for WESCO in 2005. Strong industrial end-user demand coupled with expectations for an improving commercial construction market are the primary contributors to continued sales momentum. Over the last twelve months, WESCO’s marketing and sales initiatives have resulted in increased market share and organic sales growth of 16%. Based on current momentum, we expect continuation of double-digit sales growth in the second quarter.”

# # #

Teleconference

WESCO will conduct a teleconference to discuss the first quarter earnings as described in this News Release on April 21, 2005, at 11:00 a.m. E.D.T. The conference call will be broadcast live over the Internet and can be accessed from the Company’s home page at http://www.wesco.com. The conference call will be archived on this Internet site for seven days.

# # #

WESCO International, Inc. [NYSE: WCC] is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services with 2004 annual product sales of approximately $3.7 billion. The Company employs approximately 5,350 people, maintains relationships with 24,000 suppliers, and serves more than 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates five fully automated distribution centers and approximately 350 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.

# # #

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as the Company’s other reports filed with the Securities and Exchange Commission.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2005		March 31, 2004
Net sales	$990.9		$847.8
Cost of goods sold (excluding depreciation and amortization below)	805.7		686.9

Gross profit	185.2	18.7%	160.9	19.0%
Selling, general and administrative expenses	142.7	14.4%	129.6	15.3%
Depreciation and amortization	3.9		5.0

Income from operations	38.6	3.9%	26.3	3.1%
Interest expense, net	9.2		10.0
Loss on debt extinguishment – net	10.1		—
Other expenses	2.0		1.1

Income before income taxes	17.3	1.7%	15.2	1.8%
Provision for income taxes	6.0		5.5

Net income	$11.3	1.1%	$9.7	1.1%

Diluted earnings per common share:
Net income	$0.23		$0.23
Weighted average shares outstanding (See Note)	49.2		42.8

Note: The weighted average shares outstanding for the quarter ended March 31, 2005, reflect the issuance of 4.0 million new common shares in December 2004 and the impact of the exercise of stock options and a higher share price in determining common stock equivalents.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

Assets	March 31, 2005	December 31, 2004
Current Assets
Cash and cash equivalents	$18.8	$34.5
Trade accounts receivable (See Note)	339.6	383.4
Inventories, net	384.9	387.3
Other current assets	36.3	49.7

Total current assets	779.6	854.9
Other assets	499.9	502.0

Total assets	$1,279.5	$1,356.9

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$488.7	$455.8
Other current liabilities	94.5	108.4

Total current liabilities	583.2	564.2

Long-term debt (See Note)	268.1	386.2
Other noncurrent liabilities	53.2	52.9

Total liabilities	904.5	1,003.3

Stockholders’ Equity
Total stockholders’ equity	375.0	353.6

Total liabilities and stockholders’ equity	$1,279.5	$1,356.9

Note: Trade accounts receivable and long-term debt have each been reduced by $298.5 million and $208.0 million as of March 31, 2005 and December 31, 2004, respectively, in accordance with WESCO’s accounting for its accounts receivable securitization facility. In addition, the carrying value of long-term debt decreased a net $118.1 million during the quarter ended March 31, 2005 primarily as a result of the repurchase of $123.8 million of the Company’s 9-1/8 senior subordinated notes.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	March 31, 2005	December 31, 2004
Total debt	$299.5	$417.6
Plus: A/R Securitization	298.5	208.0
Less: Cash and cash equivalents	(18.8)	(34.5)

Total indebtedness (including A/R Securitization Program), net of cash (See Note)	$579.2	$591.1

Note: Total indebtedness (including A/R Securitization Program), net of cash is provided by the Company as an additional measure of the Company’s leverage. Generally accepted accounting principles require that this financing facility be presented off-balance sheet. As management internally evaluates the A/R Securitization Facility as an additional form of indebtedness, management believes it is helpful to provide the readers of its financial statements an evaluation of its total indebtedness from all sources of financing. Cash and cash equivalents are deducted from this total to determine total indebtedness (including A/R Securitization Program), net of cash. This amount represents the Company’s net obligation due under all of its financing facilities.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

Three Months Ended
March 31, 2005
Cash flow provided by operations	$102.5
Less: Increase in A/R Securitization	(90.5)
Less: Capital expenditures	(2.7)

Free cash flow (excluding effects of A/R Securitization Program) (See Note)	$9.3

Note: Free cash flow (excluding the effects of A/R Securitization Program) is provided by the Company as an additional liquidity measure. Generally accepted accounting principles require that changes in this facility be reflected within operating cash flows in the Company’s consolidated statement of cash flows. As management internally evaluates the A/R Securitization Facility as an additional form of liquidity, management believes it is helpful to provide the readers of its financial statements with the cash flow from operating activities other than those related to the A/R Securitization Facility. Capital expenditures are deducted from this adjusted operating cash flow amount to determine free cash flow (excluding effects of A/R Securitization Program). This amount represents excess funds available to management to service all of its financing needs (including needs of its A/R Securitization Program) and other investing needs.